Graphic Packaging Holding Company Reports Third Quarter 2021 Results;
Reiterates Confidence in Substantial Adjusted EBITDA and Cash Flow Growth in 2022

Q3 2021 Highlights

•Net Sales were $1,782 million versus $1,698 million in the prior year quarter.
•Net organic sales declined 1% during the quarter as supply chain and labor market constraints delayed sales; remain on track to achieve approximately 200 basis points of full year organic sales growth.
•Net Income was $73 million versus $64 million in the prior year quarter.
•Earnings per Diluted Share were $0.24 versus $0.23 in the prior year quarter.
•Adjusted Earnings per Diluted Share were $0.34 versus $0.26 in the prior year quarter.
•Adjusted EBITDA was $284 million versus $250 million in the prior year quarter; positively impacted by $53 million in price and $79 million in favorable net performance, offset by $88 million of commodity input cost inflation.
•Executing approximately $650 million in pricing actions to address commodity input cost inflation.
•Global liquidity was $1.8 billion at quarter end.
•Published ESG report in August showcasing our long-standing commitment to sustainability, and transparency in the reporting of progress on a comprehensive set of goals supportive of Vision 2025.
•AR Packaging acquisition expected to close November 1st.
•Coated recycled paperboard production on new K2 machine in Kalamazoo, Michigan on track for start-up in the fourth quarter.

ATLANTA, GA, Oct 26, 2021. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of sustainable fiber-based consumer packaging solutions to food, beverage, foodservice, and other consumer products companies, today reported Net Income for third quarter 2021 of $73 million, or $0.24 per share, based upon 309 million weighted average diluted shares. This compares to third quarter 2020 Net Income of $64 million, or $0.23 per share, based upon 278 million weighted average diluted shares.

The third quarters of 2021 and 2020 were negatively impacted by a net $32 million and a net $8 million of special charges, respectively. The charges are detailed in the Reconciliation of Non-GAAP Financial Measures table attached. When adjusting for charges, Adjusted Net Income for the third quarter of 2021 was $105 million, or $0.34 per diluted share. This compares to third quarter 2020 Adjusted Net Income of $72 million, or $0.26 per diluted share.
Michael Doss, the Company’s President and CEO said, “Demand for sustainable and circular packaging solutions is accelerating globally and we are proud to be the fiber-based consumer packaging provider driving ongoing innovation and meeting the call for more sustainable packaging alternatives. We experienced strong demand trends once again during the third quarter and backlogs remain elevated. Supply chain and labor market constraints impacted our ability to meet customer demand in the quarter, and as a result, we experienced approximately $25 million in delayed sales. Our teams worked tirelessly to minimize the impacts of the challenging supply environment and I am pleased with our overall performance. The Foodservice business continued to recover, with sales improving 11% year over year while Food, Beverage and Consumer grew 3%. Commodity input cost inflation accelerated during the quarter and, as such, we have been executing multiple price actions to offset the inflation we have encountered this year.”
Doss added, “We have received all of the necessary regulatory approvals for our previously announced AR Packaging acquisition, which we expect will close on November 1st. At the same time, our transformational CRB optimization project is on track, with coated recycled paperboard production to begin on our new K2 machine in Kalamazoo, Michigan in the 4th quarter. Completion of these two large, transformational investments extends our industry leadership through increased global reach and market expansion, advanced innovation capabilities and a strengthened competitive position across all three paperboard substrates. Growth and returns from the successful execution of these investments coupled with continued strong demand for fiber-based packaging, provide us confidence in next year’s projected Adjusted EBITDA of at least $1.4 billion and the resulting cash flow growth which will allow us to quickly deleverage following the successful close of the AR Packaging transaction.”

Operating Results
Net Sales

Net Sales increased 5% to $1,782 million in the third quarter of 2021, compared to $1,698 million in the prior year period. The $84 million increase was driven by $53 million of pricing, $20 million of improved volume/mix and $11 million of foreign exchange.
Attached is supplemental data highlighting Net Tons Sold for the first three quarters of 2021 and for each quarter of 2020.

EBITDA
EBITDA for the third quarter of 2021 was $246 million, compared to $241 million in the prior year period. After adjusting both periods for business combinations and other special charges, Adjusted EBITDA was $284 million in the third quarter of 2021 versus $250 million in the third quarter of 2020. When comparing against the prior year quarter, Adjusted EBITDA in the third quarter of 2021 was positively impacted by $53 million in favorable pricing, $3 million of volume/mix and $79 million in net performance. Adjusted EBITDA was unfavorably impacted by $88 million of commodity input cost inflation and $13 million of labor, benefits and other inflation.

Other Results

Total Debt (Long-Term, Short-Term and Current Portion) increased $394 million during the third quarter of 2021 to $4,182 million compared to the second quarter of 2021. Total Net Debt (Total Debt, net of Cash and Cash Equivalents) increased $416 million during the third quarter of 2021 to $4,115 million compared to the second quarter of 2021. The Company returned $23 million in capital to stakeholders in the third quarter of 2021 in dividends. The Company's third quarter 2021 Net Leverage Ratio was 3.97 times Adjusted EBITDA compared to 3.69 times at the end of second quarter 2021.
At September 30, 2021, the Company had available liquidity of $1,846 million, including the undrawn availability under its global revolving credit facilities.

Net Interest Expense was $29 million in the third quarter of 2021 as compared to $32 million reported in the third quarter of 2020. Capital expenditures for the third quarter of 2021 were $242 million, up compared to $119 million in the third quarter of 2020, largely due to the new recycled paperboard machine and work necessary to complete the CRB optimization project in Kalamazoo, Michigan. Third quarter 2021 Income Tax Expense was $20 million, up compared to $8 million in the third quarter of 2020, as the prior year period benefitted from favorable outcomes of tax planning.
Please note that a tabular reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow and Total Net Debt is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 a.m. EST today (October 26, 2021) to discuss the results of third quarter 2021. The conference call will be webcast and can be accessed from the Investors section of the Graphic Packaging website at www.graphicpkg.com. Participants may also listen via telephone by dialing 844-200-6205 from the United States and Canada, and 929-526-1599 from outside the United States and Canada. Telephone participants are required to provide the conference ID 355606..

Forward Looking Statements
Any statements of the Company's expectations in this press release, including but not limited to net organic sales and Adjusted EBITDA growth, the intent and timing to acquire AR Packaging, the start up of recycled paperboard production in Kalamazoo, Michigan and expected reductions in leverage constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 pandemic on the Company’s operations and business, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives, cost reduction plans, and integration activities, as well as the Company’s debt level, currency movements and other risks of conducting business internationally, the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of sustainable fiber-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company's customers include many of the world's most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020
Net Sales	$1,782	$1,698	$5,168	$4,908
Cost of Sales	1,502	1,442	4,384	4,069
Selling, General and Administrative	128	126	379	394
Other (Income) Expense, Net	(2)	2	2	3
Business Combinations, Shutdown and Other Special Charges, and Exit Activities, Net	33	9	79	48
Income from Operations	121	119	324	394
Nonoperating Pension and Postretirement Benefit Income (Expense)	1	—	4	(151)
Interest Expense, Net	(29)	(32)	(88)	(96)
Income before Income Taxes and Equity Income of Unconsolidated Entity	93	87	240	147
Income Tax Expense	(20)	(8)	(64)	(21)
Income before Equity Income of Unconsolidated Entity	73	79	176	126
Equity Income of Unconsolidated Entity	—	—	1	—
Net Income	73	79	177	126
Net Income Attributable to Noncontrolling Interest	—	(15)	(12)	(23)
Net Income Attributable to Graphic Packaging Holding Company	$73	$64	$165	$103

Net Income Per Share Attributable to Graphic Packaging Holding Company — Basic	$0.24	$0.23	$0.56	$0.37
Net Income Per Share Attributable to Graphic Packaging Holding Company — Diluted	$0.24	$0.23	$0.56	$0.36

Weighted Average Number of Shares Outstanding - Basic	308.3	277.0	293.2	281.9
Weighted Average Number of Shares Outstanding - Diluted	309.0	277.7	294.0	282.7

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In millions, except share and per share amounts	September 30, 2021	December 31, 2020

ASSETS

Current Assets:
Cash and Cash Equivalents	$67	$179
Receivables, Net	643	654
Inventories, Net	1,181	1,128
Other Current Assets	78	59
Total Current Assets	1,969	2,020
Property, Plant and Equipment, Net	4,020	3,560
Goodwill	1,539	1,478
Intangible Assets, Net	446	437
Other Assets	314	310
Total Assets	$8,288	$7,805

LIABILITIES

Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$22	$497
Accounts Payable	890	825
Other Accrued Liabilities	587	534
Total Current Liabilities	1,499	1,856
Long-Term Debt	4,132	3,147
Deferred Income Tax Liabilities	416	540
Other Noncurrent Liabilities	387	422

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $0.01 per share; 1,000,000,000 shares authorized; 307,071,620 and 267,726,373 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	3	3
Capital in Excess of Par Value	2,032	1,715
Retained Earnings (Accumulated Deficit)	51	(48)
Accumulated Other Comprehensive Loss	(232)	(246)
Total Graphic Packaging Holding Company Shareholders' Equity	1,854	1,424
Noncontrolling Interest	—	416
Total Equity	1,854	1,840
Total Liabilities and Shareholders' Equity	$8,288	$7,805

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
In millions	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$177	$126
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	356	357
Deferred Income Taxes	45	(6)
Amount of Postretirement Expense (Less) Greater Than Funding	(23)	145
Other, Net	79	31
Changes in Operating Assets and Liabilities	(175)	(264)
Net Cash Provided by Operating Activities	459	389

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(566)	(403)
Packaging Machinery Spending	(22)	(23)
Acquisition of Businesses, Net of Cash Acquired	(292)	(121)
Beneficial Interest on Sold Receivables	97	86
Beneficial Interest Obtained in Exchange for Proceeds	(6)	(7)
Other, Net	(3)	(9)
Net Cash Used in Investing Activities	(792)	(477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of Common Stock	—	(247)
Proceeds from Issuance of Debt	1,586	800
Retirement of Long-Term Debt	(1,226)	—
Payments on Debt	(13)	(27)
Borrowings under Revolving Credit Facilities	2,876	2,181
Payments on Revolving Credit Facilities	(2,700)	(2,123)
Redemption of Noncontrolling Interest	(150)	(500)
IP Tax Receivable Agreement Payment	(43)	—
Repurchase of Common Stock related to Share-Based Payments	(15)	(9)
Debt Issuance Costs	(16)	(12)
Dividends and Distributions Paid to GPIP Partner	(71)	(80)
Other, Net	(5)	10
Net Cash Provided by (Used in) Financing Activities	223	(7)
Effect of Exchange Rate Changes on Cash	(2)	(2)
Net Decrease in Cash and Cash Equivalents	(112)	(97)
Cash and Cash Equivalents at Beginning of Period	179	153
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$67	$56

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures

The tables below set forth the calculation of the Company's earnings before interest expense, income tax expense, depreciation and amortization, including pension amortization (“EBITDA”), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, Net Leverage Ratio and Total Net Debt. Adjusted EBITDA and Adjusted Net Income exclude charges (income) associated with: the Company's business combinations, facility shutdowns, and other special charges. The Company's management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company's performance. EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Net Cash Provided by Operating Activities, Adjusted Cash Flow, and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In millions, except per share amounts	2021	2020	2021	2020
Net Income Attributable to Graphic Packaging Holding Company	$73	$64	$165	$103
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	—	15	12	23
Income Tax Expense	20	8	64	21
Equity Income of Unconsolidated Entity	—	—	(1)	—
Interest Expense, Net	29	32	88	96
Depreciation and Amortization	124	122	360	361
EBITDA	$246	$241	$688	$604
Charges Associated with Business Combinations and Shutdown and Other Special Charges (a)	38	9	84	48
Pension Settlement Charge	—	—	—	153
Adjusted EBITDA	$284	$250	$772	$805

Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	15.9%	14.7%	14.9%	16.4%

Net Income Attributable to Graphic Packaging Holding Company	$73	$64	$165	$103
Charges Associated with Business Combinations and Shutdown and Other Special Charges (a)	38	9	84	48
Accelerated Depreciation Related to Shutdown	4	5	14	22
Pension Settlement Charge	—	—	—	153
Tax Impact of Business Combinations, Shutdown and Other Special Charges, Accelerated Depreciation, Pension Plan Settlement and Tax Charges	(10)	(3)	(15)	(44)
Noncontrolling Interest, Net of Tax	—	(3)	(2)	(46)
Adjusted Net Income Attributable to Graphic Packaging Holding Company	$105	$72	$246	$236

Adjusted Earnings Per Share - Basic	$0.34	$0.26	$0.84	$0.84
Adjusted Earnings Per Share - Diluted	$0.34	$0.26	$0.84	$0.83
(a) For the three months and the nine months ended September 30, 2021, $5 million was recorded in costs of sales for inventory valuation adjustments related to business combinations.

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

	Twelve Months Ended
	September 30,	September 30,	December 31,
In millions	2021	2020	2020
Net Income	$229	$136	$167
Add (Subtract):
Net Income Attributable to Noncontrolling Interest	25	34	36
Income Tax Expense	85	36	42
Equity Income of Unconsolidated Entity	(2)	(1)	(1)
Interest Expense, Net	121	131	129
Depreciation and Amortization	480	473	481
EBITDA	938	809	854
Charges Associated with Business Combinations and Shutdown and Other Special Charges	98	63	62
Pension Plan Settlement Charge	1	192	154
Adjusted EBITDA	$1,037	$1,064	$1,070

	September 30,	September 30,	December 31,
Calculation of Net Debt:	2021	2020	2020
Short-Term Debt and Current Portion of Long-Term Debt	$22	$496	$497
Long-Term Debt (a)	4,160	3,218	3,170
Less:
Cash and Cash Equivalents	(67)	(56)	(179)
Total Net Debt	$4,115	$3,658	$3,488

Net Leverage Ratio (Total Net Debt/Adjusted EBITDA)	3.97	3.44	3.26
(a) Excludes unamortized deferred debt issue costs.

	Nine Months Ended
	September 30,
In millions	2021	2020
Net Cash Provided by Operating Activities	$459	$389
Net Cash Receipts from Receivables Sold included in Investing Activities	91	79
Cash Payments Associated with Business Combinations and Shutdown and Other Special Charges	64	34
Adjusted Net Cash Provided by Operating Activities	$614	$502
Capital Spending	(588)	(426)
Adjusted Cash Flow	$26	$76

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2021

Net Tons Sold (000's)	975	1,001	1,014
2020

Net Tons Sold (000's)	1,012	1,013	1,036	991

The three months ended September 30, 2020 included 7,400 tons sold that did not reoccur in the three months ended September 30, 2021 due to the closing of the White Pigeon, Michigan mill and the shutdown of the West Monroe containerboard machine. The three months ended June 30, 2020 included 27,200 tons sold that did not reoccur in the three months ended June 30, 2021. The three months ended March 31, 2020 included 42,100 tons sold that did not reoccur in the three months ended March 31, 2021.